Exhibit 99.1(g)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

CERTIFICATION OF CLASSIFICATION OF SHARES

        The undersigned, Secretary of the BlackRock FundsSM (the “Fund”), does hereby certify that at a meeting of the Board of Trustees duly held on September 9, 2008, the following resolutions were approved by the Trustees of the Fund and that said resolutions continue in full force and effect as of the date hereof:

        RESOLVED, that the Trustees of the Fund have determined that it is advisable upon consummation of the reorganization transaction with BlackRock Technology, Inc. to change the name of BlackRock Global Science & Technology Opportunities Portfolio (“Global Science”) to “BlackRock Science & Technology Opportunities Portfolio”, and that such name change be, and it hereby is approved;

        FURTHER RESOLVED, that the designation of the Fund as OO under the Fund’s Certificate of Classification of Shares will remain the same following the name change;

        FURTHER RESOLVED, that the officers of the Fund be and they hereby are, authorized to take all actions necessary to amend the Fund’s Certificate of Classification of Shares to the extent necessary to reference the name change; and

        FURTHER RESOLVED, that the officers of the Fund be, and they hereby are, authorized to take all actions necessary to prepare, or cause to be prepared, and file, or cause to be filed, for record, any and all such documents as may be deemed necessary in connection with changing the name of Global Sciences as described above.

        Witness my hand and seal this 15th day of September, 2008.

/s/ Howard Surloff Secretary